Exhibit 5.1

February 14, 2025

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-1

We have acted as Canadian legal counsel to LeddarTech Holdings Inc., a Corporation organized under the federal laws of Canada (the “Corporation”), in connection with the Corporation’s Registration Statement on Form F-1 (File No. 333-281631) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the issuance and sale (the “Offering”) to certain purchasers (each, a “Purchaser”) of up to 20,000,000 common shares in the capital of the Corporation (the “Common Shares”) and/or pre-funded warrants to purchase Common Shares (the “Pre-Funded Warrants”). The Pre-Funded Warrants will be offered in lieu of Common Shares to certain Purchasers whose purchase of Common Shares in the Offering would otherwise result in the Purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the Purchaser 9.99%) of the outstanding Common Shares following the completion of the Offering. The purchase price of each Pre-Funded Warrant will be equal to the public offering price per Common Share to be sold in the Offering minus US$0.0001, being the exercise price per Common Share of each Pre-Funded Warrant. Each Pre-Funded Warrant will be immediately exercisable for one Common Share (the “Warrant Shares”), and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant that is issued (without regard to any limitation on exercise set forth therein), the number of Common Shares that the Corporation is offering will be decreased on a one-for-one basis.

Materials Reviewed

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the form of certificate relating to the Pre-Funded Warrants (the “Warrant Certificate”), the Corporation’s articles of arrangement, the Corporation’s by-laws and any amendments thereto, records of the Corporation’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

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(c)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

(e)	that the Registration Statement has not been amended, supplemented or replaced.

We have relied upon a certificate of an officer of the Corporation with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon a certificate of status dated February 14, 2025 issued in respect of the Corporation by Corporations Canada.

Where our opinions expressed herein refer to the Common Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinions assume that all required consideration (in whatever form) has been paid for such shares. We express no opinion as to the adequacy of any consideration received by the Corporation for any of the Common Shares or Warrant Shares.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Québec and the laws of Canada applicable therein. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	the Corporation is a corporation amalgamated under the Canada Business Corporations Act and has not been dissolved;

2.	the Common Shares have been duly authorized, validly issued, fully paid, and non-assessable; and

3.	when the Warrant Shares are issued and sold in the manner and under the terms described in the Warrant Certificate, such Warrant Shares will be validly issued, fully paid, and non-assessable.

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Consent and Qualifications

All of the opinions expressed above are subject to the following qualifications:

(a)	enforceability may be limited by bankruptcy, winding-up, insolvency, arrangement, prescription, and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)	a court may decline to enforce rights of indemnification or contribution to the extent that they directly or indirectly relate to (i) liabilities imposed by law on the indemnified party for which it would be contrary to public policy or public order to require indemnification by the indemnifying party, or (ii) fraud, willful misconduct or gross negligence;

(c)	we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, or involve fraud, willful misconduct or gross negligence;

(d)	we express no opinion as to the enforceability of, nor as to the manner in which a court would interpret and apply, any provision which (i) refers to, incorporates by reference, or requires compliance with any law, statute, rule or regulation of a jurisdiction other than Québec, or (ii) incorporates by reference a document or agreement governed by a law other than the laws of Québec; and

(e)	we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Québec), Articles 35 to 41 of the Civil Code of Québec, or any other privacy laws.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP